EXHIBIT 99

Camco Financial Announces Fourth Quarter and 2010 Year-End Results

CAMBRIDGE, Ohio, Feb. 14, 2011 (GLOBE NEWSWIRE) -- Camco Financial Corporation (Nasdaq:CAFI), the bank services holding company for Advantage Bank, today announced fourth quarter financial results.

For the quarter ended December 31, 2010, the Company reported net earnings of $1.0 million, or $0.14 per share. The Company's year-to-date loss through December 31, 2010 is $14.6 million, or $2.02 per share as Camco has continued to concentrate on decreasing criticized, non-performing and delinquent loans, while increasing total loans. Loan loss reserves to total loans also increased from 2.38% to 2.46% at December 31, 2010.

"As we stated throughout 2010, our year-to-date loss is primarily due to high charge-offs, declines in real-estate owned (REO) home values, and expenses related to classified assets and the foreclosure processes, all of which are realities we've had to face and deal with to ensure stability for our shareholders moving forward," said James E. Huston, President and CEO. "We believe we have built momentum moving into 2011 through our fourth quarter income that was a result of strong gains on sales of mortgage loans in an environment of low interest rates and increased re-financing."

The Company's net interest margin increased 59 basis points to 3.50% for the year ending December 31, 2010 from 2.91% for the year ending December 31, 2009, and up 16 basis points to 3.75% for the quarter ended December 31, 2010 from 3.59% for the quarter ended September 30, 2010.

"As we begin a new year, we are looking forward…with a focus on ensuring we continue to provide excellent customer service and a wide array of financial products for our customers. Simultaneously, we believe we are concentrating on areas that will provide ongoing opportunities for strength and growth," Huston said.

Review of Financial Performance

Overview:

For the quarter ended December 31, 2010, the Company reported net earnings of $1.0 million, or $0.14 per share compared to a net loss of $11.8 million, or $1.64 per share for the same period a year ago. Net loss for the fiscal year ended December 31, 2010 was $14.6 million, or $2.02 per share, compared to net loss of $11.2 million, or $1.56 per share for the fiscal year ended December 31, 2009.

The following summarizes key activities of the Company during the quarter ended December 31, 2010:

  Net interest margin improved 16 basis points to 3.75% compared to previous quarter of 3.59%
  Net interest income plus non-interest income increased $1.4 million, or 17.3%, when compared to the 3rd quarter 2010
  Provision for loan losses totaled $936,000 while net charge-offs on loans totaled $920,000
  Non performing loans decreased $5.3 million or 13.5% from September 30, 2010
  $1.1 million of expense was incurred in the quarter related to real estate owned valuations

Asset Quality:

Management continues to match the directional trends in classified assets and non performing loans to the reserve. Commercial and residential prices have been declining due to oversupply which has resulted in the additional write down of classified assets and properties. As borrowers continue to struggle in the current economy we have continued to focus on our asset quality. In 2010 we have seen a 7.3% decrease from 2009 in non-performing loans and a 13.9% decrease in loans delinquent 60+ days. Charge offs contributed to the overall reduction, but without our continued and proactive efforts to identify the weakening credits and assess their collectability we would not be able to seek resolution of the problem assets.

A summary of certain key factors follows:

(in thousands)	12/31/2010	9/30/2010	12/31/2009
Criticized Loans *	$65,841	$63,716	$71,673
Non Performing Loans	33,779	39,073	36,449
Delinquent 60+ days	27,815	28,017	32,296
Loan Loss Reserve	16,870	16,854	16,099
Net charge offs for the quarter	920	10,229	16,322
Loan Loss Reserve / Total Loans	2.46%	2.39%	2.38%

*Includes special mention, substandard, doubtful and loss.

Net Interest Income:

Net interest income was $7.0 million, up 12.6% compared with the prior year and up 3.8% compared with the prior quarter. Net interest margin was 3.75% for the fourth quarter of 2010, compared to 3.20% with the prior year fourth quarter and 3.59% for the third quarter of 2010.

Improved margins are being driven by lower cost of deposits and non-core funding sources coupled with a greater mix of new commercial loan originations.

Non-Interest Income (NII):

Non-interest income was $2.6 million for the fourth quarter of 2010, versus $1.4 million last quarter and $2.4 million for the fourth quarter of 2009. The increase in the fourth quarter is primarily due to gain on sale of mortgage loans and an increase in the valuation of mortgage servicing rights (MSRs).   Mortgage loan sales increased $19.5 million in the fourth quarter 2010 from the previous quarter resulting in increased capitalization in our MSR asset.

Non-Interest Expense (NIE):

NIE was $7.6 million for the fourth quarter of 2010, versus $7.8 million last quarter and $7.0 million for the fourth quarter of 2009. The increases in 2010 relate to higher costs associated with problem loan workouts, such as fees for legal expenses relating to the resolution of problem assets and the decline in the value of our real estate owned properties coupled with the operating expenses associated with holding such assets prior to sale.

Balance Sheet Review:

Total assets decreased 3.3% to $815.0 million at December 31, 2010, compared with $842.7 million a year earlier, primarily as a result of the decreases in investments and cash offset partially by an increase in loans.

Loans held for sale decreased $9.9 million from the previous quarter which contributed to our gain on sale and increase in MSR values during the quarter.

Total loans were $684.7 million at December 31, 2010, compared with $675.1 million in the prior year. The total loan portfolio mix continues to change with a greater percentage representing commercial loans, the growth of which has been a strategic initiative for the Bank.

Deposit balances were $651.8 million, compared with $659.9 million in the prior year and $647.9 million in the previous quarter. Excluding the planned runoff of public fund and brokered deposits, our core deposit base continues to increase.

Capital:

Camco's tier one capital to average assets ratio increased to 5.98%, up from 5.73% in the third quarter of 2010. The Bank entered into an agreement in July, 2009, with its regulator that required it to maintain an 8% tier one capital level. The board is committed to realizing the 8% capital and has engaged an investment banking firm and is in the process of developing a capital plan that may include balance sheet reduction, issuing common stock, preferred stock, debt or some combination of those issuances, or other financing alternatives that will increase tier one capital.

Provision of Deferred Taxes:

The fourth quarter tax provision of $61,000 reflects the mark to market on our investments available for sale and the continued 100% valuation allowance on the Company's deferred tax asset. As the Company executes plans to return to profitability, future earnings will benefit from tax operating loss carry-forwards.

About Camco Financial Corporation: Camco Financial Corporation, holding company for Advantage Bank, is a multi-state bank holding company headquartered in Cambridge, Ohio. Advantage Bank and its affiliates offer community banking that includes commercial, business and consumer financial services, internet banking and title insurance services from 26 offices. Additional information about Camco Financial may be found on the Company's web sites: www.camcofinancial.com or www.advantagebank.com.

The Camco Financial Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4639

The words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demands for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Camco Financial Corporation
Condensed Consolidated Statements of Financial Condition
(In thousands, except for per share data and shares outstanding)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Assets
Cash and Cash Equivalents	29,114	35,328	33,567	28,294	38,153
Investments	34,716	39,074	41,138	49,935	58,063

Loans Held for Sale	2,208	12,143	1,669	1,600	475

Loans Receivable	684,710	693,387	691,596	699,766	675,121
Allowance for Loan Loss	(16,870)	(16,854)	(15,676)	(15,821)	(16,099)
Loans Receivable, Net	667,840	676,533	675,920	683,945	659,022

Other Assets	81,088	86,172	87,768	87,705	86,942

Total Assets	$ 814,966	$ 849,250	$ 840,062	$ 851,479	$ 842,655

Liabilities
Deposits	651,816	647,937	652,872	649,354	659,902
Borrowed Funds	104,464	143,665	119,990	130,243	109,232
Other Liabilities	12,583	12,436	10,294	11,002	13,007

Total Liabilities	768,863	804,038	783,156	790,599	782,141

Stockholders' Equity	46,103	45,212	56,906	60,880	60,514

Total Liabilities and Stockholders' Equity	$ 814,966	$ 849,250	$ 840,062	$ 851,479	$ 842,655

Stockholders' Equity to Total Assets	5.66%	5.32%	6.77%	7.15%	7.18%

Total Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595

Book Value Per Share	$6.40	$6.27	$7.90	$8.45	$8.40

Camco Financial Corporation
Condensed Consolidated Statements of Earnings
Year to Date Information
(In thousands, except for per share data and shares outstanding)

	12 Months Ended 12/31/10	12 Months Ended 12/31/09
	(Unaudited)	(Unaudited)
Interest Income:
Loans	37,602	40,231
Mortgage-backed securities	1,645	2,338
Investment securities	261	747
Interest-bearing deposits and other	1,313	1,408
Total Interest Income	40,821	44,724

Interest Expense:
Deposits	10,575	15,349
Borrowings	3,859	5,245
Total Interest Expense	14,434	20,594
Net Interest Income	26,387	24,130

Provision for Losses on Loans	18,460	21,792
Net Interest Income After Provision for Loan Losses	7,927	2,338

Noninterest Income:
Late charges, rent and other	1,652	1,693
Loan servicing fees	1,269	1,264
Service charges and other fees on deposits	2,276	2,277
Gain on sale of loans	1,882	1,271
Mortgage servicing rights	(593)	703
Gain (loss) on sale of investment, mbs & fixed assets	1	127
Income on cash surrender value life insurance	877	926
Total noninterest income	7,364	8,261

Noninterest expense:
Employee compensation and benefits	12,935	12,453
Occupancy and equipment	3,003	3,247
Federal deposit insurance premium	2,121	2,471
Data processing	1,127	1,190
Advertising	358	525
Franchise taxes	928	1,018
Other operating	8,860	7,209
Total noninterest expense	29,332	28,113

Earnings (loss) before provision for income taxes	(14,041)	(17,514)

Provision for income taxes	518	(6,297)
Net Earnings (Loss)	(14,559)	(11,217)

Earnings (Loss) Per Share Reported:
Basic	($2.02)	($1.56)
Diluted	($2.02)	($1.56)

Shares Outstanding	7,205,595	7,202,444
Diluted Weighted Number of Shares Outstanding	7,205,595	7,202,444

Camco Financial Corporation
Condensed Consolidated Statements of Operations
Quarterly Information
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 12/31/10	3 Months Ended 9/30/10	3 Months Ended 6/30/10	3 Months Ended 3/31/10	3 Months Ended 12/31/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Loans	9,528	9,513	9,281	9,280	9,670
Mortgage-backed securities	354	388	428	475	517
Investment securities	37	54	67	103	88
Interest-bearing deposits and other	303	337	333	340	341
Total Interest Income	10,222	10,292	10,109	10,198	10,616

Interest Expense:
Deposits	2,316	2,570	2,744	2,945	3,309
Borrowings	898	972	992	997	1,085
Total Interest Expense	3,214	3,542	3,736	3,942	4,394
Net Interest Income	7,008	6,750	6,373	6,256	6,222

Provision for Losses on Loans	936	11,407	5,212	905	19,914
Net Interest Income After Provision for Loan Losses	6,072	(4,657)	1,161	5,351	(13,692)

Noninterest Income:
Rent and other	418	497	328	409	419
Loan servicing fees	317	315	320	317	316
Service charges and other fees on deposits	557	603	598	518	593
Gain on sale of loans	1,060	332	261	229	291
Mortgage servicing rights	29	(528)	(124)	30	619
Gain (loss) on sale of investment, mbs & fixed assets	--	2	(1)	--	(30)
Income on CSVL (BOLI)	221	221	220	215	216
Total noninterest income	2,602	1,442	1,602	1,718	2,424

Noninterest expense:
Employee compensation and benefits	2,814	3,467	3,269	3,385	2,866
Occupancy and equipment	784	734	743	742	824
Data processing	285	276	286	280	281
Advertising	83	105	89	81	110
Franchise taxes	114	280	269	265	215
Other operating	3,524	2,949	2,319	2,189	2,672
Total noninterest expense	7,604	7,811	6,975	6,942	6,968

Earnings (loss) before provision for income taxes	1,070	(11,026)	(4,212)	127	(18,236)

Provision for income taxes	61	572	(113)	(2)	(6,427)
Net Earnings (loss)	1,009	(11,598)	(4,099)	129	(11,809)

Earnings (Loss) Per Share:
Basic	$0.14	($1.61)	($0.57)	$0.02	($1.64)
Diluted	$0.14	($1.61)	($0.56)	$0.02	($1.64)

Basic Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,205,595	7,205,595
Diluted Weighted Number of Shares Outstanding	7,205,595	7,205,595	7,205,595	7,239,067	7,205,595

Camco Financial Corporation
Selected Ratios and Statistics
(In thousands, except for per share data and shares outstanding)

	3 Months Ended 12/31/10	3 Months Ended 12/31/09	12 Months Ended 12/31/10	12 Months Ended 12/31/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Return on average equity	8.88%	-67.79%	-20.78%	-15.73%

Return on average assets	0.49%	-5.37%	-1.72%	-1.20%

Interest rate spread	3.69%	3.19%	3.44%	2.85%

Net interest margin	3.75%	3.20%	3.50%	2.91%

Yield on earning assets	5.47%	5.46%	5.41%	5.39%

Cost of deposits	1.54%	2.02%	1.74%	2.32%

Cost of borrowings	2.98%	3.61%	3.11%	3.54%

Total cost of interest bearing liabilities	1.78%	2.27%	1.97%	2.54%

Noninterest expense to average assets	3.66%	3.17%	3.47%	3.01%

Efficiency ratio	79.13%	80.59%	86.91%	86.79%

Nonperforming assets to total assets	5.38%	5.47%	5.38%	5.47%

Non performing loans to total net loans including loans held for sale	4.92%	5.40%	4.92%	5.40%

Allowance for loan losses to total loans	2.46%	2.38%	2.46%	2.38%

Ratios are based upon the mathematical average of the balances at the end of each month for the quarter and were annualized where appropriate
Camco Financial Corporation
Averages for Quarters Ended
(In thousands, except for per share data and shares outstanding)

	December 31, 2010			December 31, 2009
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest - Earning Assets:
Loans receivable - net (1)	662,229	9,528	5.76%	640,755	9,670	6.10%
Securities (2)	36,522	391	4.28%	59,640	605	3.84%
FHLB Stock	29,888	301	4.03%	29,888	339	4.99%
Other interest bearing accounts	19,489	2	0.04%	47,683	2	0.04%
Total interest earning assets	748,128	10,222	5.47%	777,966	10,616	5.46%

Noninterest-earning assets	82,494			102,158
Total Average Assets	830,622			880,124

Interest-Bearing Liabilities:
Deposits	603,392	2,316	1.54%	655,033	3,309	2.02%
Advances & Borrowings	120,734	898	2.98%	120,273	1,085	3.61%
Total interest-bearing liabilities	724,126	3,214	1.78%	775,306	4,394	2.27%

Noninterest-bearing sources:
Noninterest-bearing liabilities	61,038			35,143
Shareholders' equity	45,458			69,675
Total Liabilities and Shareholders' Equity	830,622			880,124

Net Interest margin			3.75%			3.20%

Net Interest Income & Spread		7,008	3.69%		6,222	3.19%

(1) Includes LHFS but does not include ALLL and Non-Accrual Loans
(2) Includes securities designated as available for sale and held to maturity
CONTACT: James E. Huston, CEO
         Phone:  740-435-2020